Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE

Contact:
Mike Van Handel
Chief Financial Officer
(414) 906-6305

Manpower Reports 4th Quarter and Full-Year 2004 Results

MILWAUKEE, WI, USA, February 1, 2005 – Manpower Inc. (NYSE: MAN) today reported that net income for the three months ended December 31, 2004 increased 39 percent to $69.6 million, or 73 cents per diluted share, from $49.9 million, or 61 cents per diluted share, a year earlier. Revenues for the fourth quarter totaled $4.1 billion, an increase of 24 percent from the year-earlier period.

Results for the fourth quarter were positively affected by relatively stronger foreign currencies compared to the prior year period. On a constant currency basis, earnings per diluted share for the quarter were 69 cents on a 16 percent revenue increase.

“The Manpower team executed well in the fourth quarter, reflecting the strength and momentum that we gained throughout 2004, with significant contributions from our European operations and Jefferson Wells, our financial professional services unit,” said Jeffrey A. Joerres, Chairman and CEO of Manpower Inc.

“The fourth quarter also provided continuing evidence that the combined offering of Manpower and Right Management Consultants — our career transition and organizational consulting unit — is redefining the services that are required to compete effectively in this industry.”

Net income for the year ended December 31, 2004 totaled $245.7 million or $2.59 per diluted share, up 78 percent from $137.7 million, or $1.69 per diluted share in 2003. Revenues for the year were $14.9 billion, an increase of 23 percent from the prior year. On a constant currency basis, earnings per diluted share for the year were $2.44 on a revenue increase of 14 percent.

“On a full year basis, earnings per share reached a record high of $2.59 per share for 2004,” said Joerres. “Throughout the year, we made investments and took actions that position us well for the future. We are confident that our unique service mix, designed to meet customer needs throughout the employment and business cycle, will continue to move us forward in 2005.

“As we look to the first quarter, we anticipate earnings per diluted share to range from 34 to 37 cents. This includes a one-cent benefit from currency.”

In conjunction with its fourth quarter earnings release, Manpower will broadcast its conference call live over the Internet on February 1 at 8:00 a.m. CST (9:00 a.m. EST). Interested parties are invited to listen by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

# # #

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition and organizational consulting services. Manpower’s worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statement can be found in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003, which information is incorporated herein by reference.

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended December 31
			% Variance
	2004	2003	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$4,072.7	$3,289.2	23.8%	16.1%
Cost of services	3,308.5	2,689.5	23.0%

Gross profit	764.2	599.7	27.4%	20.0%
Selling and administrative expenses	646.7	510.6	26.6%	19.4%

Operating profit	117.5	89.1	31.9%	23.1%
Interest and other expenses	8.9	8.6	4.0%

Earnings before income taxes	108.6	80.5	34.9%
Provision for income taxes	39.0	30.6	27.4%

Net earnings	$69.6	$49.9	39.4%	31.8%

Net earnings per share - basic	$0.77	$0.64	20.3%

Net earnings per share - diluted (b)	$0.73	$0.61	19.7%	13.1%

Weighted average shares - basic	90.1	78.2	15.2%

Weighted average shares - diluted (b)	97.5	85.9	13.5%

(a)	Revenues from services include fees received from our franchise offices of $9.5 million and $7.7 million for the three months ended December 31, 2004 and 2003, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $418.2 million and $339.6 million for the three months ended December 31, 2004 and 2003, respectively.

(b)	Prior year figures have been restated to reflect the impact of applying the “if-converted” method to our convertible debentures.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended December 31
			% Variance
	2004	2003	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$517.4	$497.8	3.9%	3.9%
France	1,409.9	1,233.1	14.3%	4.9%
EMEA	1,435.8	1,089.5	31.8%	21.0%
Jefferson Wells	102.9	37.5	173.9%	173.9%
Right (b)	106.9	17.8	N/A	N/A
Other Operations	499.8	413.5	20.8%	17.2%

	$4,072.7	$3,289.2	23.8%	16.1%

Operating Unit Profit:
United States	$16.8	$9.7	73.4%	73.4%
France	55.0	63.9	-13.8%	-21.0%
EMEA	41.3	17.0	141.7%	121.5%
Jefferson Wells	13.2	0.4	N/A	N/A
Right	(0.4)	(1.4)	N/A	N/A
Other Operations	10.3	12.4	-16.3%	-16.9%

	136.2	102.0
Corporate expenses	15.4	12.9
Amortization of intangible assets	3.3	—

Operating profit	117.5	89.1	31.9%	23.1%
Interest and other expenses (c)	8.9	8.6

Earnings before income taxes	$108.6	$80.5

(a)	In the United States, revenues from services include fees received from the related franchise offices of $6.7 million and $6.2 million for the three months ended December 31, 2004 and 2003, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $310.4 million and $286.8 million for the three months ended December 31, 2004 and 2003, respectively.

(b)	Represents the operations of Right Management Consultants, Inc., since its acquisition in January 2004, and the Empower Group.

(c)	The components of interest and other expense (income) were:

Interest expense	$11.4	$10.4
Interest income	(3.2)	(2.0)
Foreign exchange gains	(1.5)	(0.4)
Miscellaneous expenses, net	2.2	0.6

	$8.9	$8.6

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Year Ended December 31
			% Variance
	2004	2003	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$14,930.0	$12,184.5	22.5%	14.1%
Cost of services	12,141.9	10,047.7	20.8%

Gross profit	2,788.1	2,136.8	30.5%	22.0%
Selling and administrative expenses	2,392.3	1,878.9	27.3%	19.1%

Operating profit	395.8	257.9	53.5%	43.0%
Interest and other expenses	26.3	35.8	-26.6%

Earnings before income taxes	369.5	222.1	66.3%
Provision for income taxes	123.8	84.4	46.7%

Net earnings	$245.7	$137.7	78.4%	68.3%

Net earnings per share - basic	$2.76	$1.77	55.9%

Net earnings per share - diluted (b)	$2.59	$1.69	53.3%	45.0%

Weighted average shares - basic	88.9	77.7	14.4%

Weighted average shares - diluted (b)	96.8	85.3	13.4%

(a)	Revenues from services include fees received from our franchise offices of $34.5 million and $26.5 million for the year ended December 31, 2004 and 2003, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,487.1 million and $1,214.4 million for the year ended December 31, 2004 and 2003, respectively.

(b)	Prior year figures have been restated to reflect the impact of applying the “if-converted” method to our convertible debentures.

Manpower Inc.

Operating Unit Results

(In millions)

	Year Ended December 31
			% Variance
	2004	2003	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$2,041.1	$1,945.8	4.9%	4.9%
France	5,226.7	4,638.8	12.7%	2.8%
EMEA	5,084.3	3,920.2	29.7%	18.0%
Jefferson Wells	340.6	136.4	149.6%	149.6%
Right (b)	431.1	66.9	N/A	N/A
Other Operations	1,806.2	1,476.4	22.3%	16.0%

	$14,930.0	$12,184.5	22.5%	14.1%

Operating Unit Profit:
United States	$49.3	$33.7	46.4%	46.4%
France	178.8	184.0	-2.8%	-11.0%
EMEA	115.1	51.7	122.4%	104.1%
Jefferson Wells	51.4	(9.9)	N/A	N/A
Right	24.5	(2.3)	N/A	N/A
Other Operations	46.0	40.1	14.9%	8.5%

	465.1	297.3
Corporate expenses	57.0	39.4
Amortization of intangible assets	12.3	—

Operating profit	395.8	257.9	53.5%	43.0%
Interest and other expenses (c)	26.3	35.8

Earnings before income taxes	$369.5	$222.1

(a)	In the United States, revenues from services include fees received from the related franchise offices of $25.0 million and $21.9 million for the year ended December 31, 2004 and 2003, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,181.5 million and $1,026.2 million for the year ended December 31, 2004 and 2003, respectively.

(b)	Represents the operations of Right Management Consultants, Inc., since its acquisition in January 2004, and the Empower Group.

(c)	The components of interest and other expense (income) were:

Interest expense	$45.4	$41.4
Interest income	(9.4)	(8.0)
Foreign exchange gains	(1.6)	(1.3)
Miscellaneous (income) expense, net	(8.1)	3.7

	$26.3	$35.8

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	December 31
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$531.8	$426.2
Accounts receivable, net	3,227.8	2,600.9
Prepaid expenses and other assets	138.1	100.1
Future income tax benefits	96.5	101.4

Total current assets	3,994.2	3,228.6
Other assets:
Goodwill and other intangible assets, net	1,297.0	544.3
Investments in licensees	82.7	95.7
Other assets	222.8	320.7

Total other assets	1,602.5	960.7
Property and equipment:
Land, buildings, leasehold improvements and equipment	669.8	606.3
Less: accumulated depreciation and amortization	446.7	419.2

Net property and equipment	223.1	187.1

Total assets	$5,819.8	$4,376.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$687.1	$555.4
Employee compensation payable	156.0	105.6
Accrued liabilities	482.4	360.0
Accrued payroll taxes and insurance	569.6	476.6
Value added taxes payable	457.8	368.2
Short-term borrowings and current maturities of long-term debt	225.7	12.1

Total current liabilities	2,578.6	1,877.9
Other liabilities:
Long-term debt	676.1	829.6
Other long-term liabilities	391.1	358.6

Total other liabilities	1,067.2	1,188.2
Shareholders’ equity:
Common stock	1.0	0.9
Capital in excess of par value	2,296.4	1,732.5
Retained earnings (accumulated deficit)	51.0	(167.6)
Accumulated other comprehensive income	109.4	28.3
Treasury stock, at cost	(283.8)	(283.8)

Total shareholders’ equity	2,174.0	1,310.3

Total liabilities and shareholders’ equity	$5,819.8	$4,376.4

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31
	2004	2003
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$245.7	$137.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	86.5	64.4
Amortization of discount on convertible debentures	7.8	7.6
Deferred income taxes	(3.2)	(13.0)
Provision for doubtful accounts	27.3	16.7
Other non-operating gains	(14.2)	—
Changes in operating assets and liabilities excluding the impact of acquisitions:
Accounts receivable	(363.9)	(74.3)
Other assets	59.2	(25.8)
Other liabilities	142.2	110.1

Cash provided by operating activities	187.4	223.4

Cash Flows from Investing Activities:
Capital expenditures	(67.9)	(55.5)
Acquisitions of businesses, net of cash acquired	(117.3)	(6.7)
Proceeds from sale of an equity interest	29.8	—
Proceeds from the sale of property and equipment	5.6	6.0

Cash used by investing activities	(149.8)	(56.2)

Cash Flows from Financing Activities:
Net borrowings (repayments) of short-term facilities and long-term debt	5.7	(84.5)
Proceeds from stock option and purchase plans	60.0	35.6
Dividends paid	(27.1)	(15.6)

Cash provided (used) by financing activities	38.6	(64.5)

Effect of exchange rate changes on cash	29.4	39.5

Change in cash and cash equivalents	105.6	142.2
Cash and cash equivalents, beginning of period	426.2	284.0

Cash and cash equivalents, end of period	$531.8	$426.2